Exhibit 99.1

Dresser, Inc. to Refinance Existing Senior Credit Facility

    DALLAS--(BUSINESS WIRE)--Feb. 17, 2004--

      The Company also reaffirms 2003 fourth quarter guidance and provides estimates for certain balance sheet items

    Dresser, Inc. today announced its intention to refinance approximately $382 million outstanding of its existing Term Loan B Senior Credit Facility with a combination of an issuance of a new $100 million six-year Senior Unsecured Term Loan (the "Unsecured Term Loan") and a new $260 million Senior Secured Term Loan C (the "New Term Loan C"). The Company's $100 million Revolving Credit Facility will remain in place.
    In conjunction with the new financing, Dresser will make an optional prepayment of $25 million from existing cash, to be applied to Term Loan B upon closing. As a result of the prepayment and refinancing, Term Loan B will be paid in full.
    The new Unsecured Term Loan will rank equal in right of payment to all of the Company's senior unsecured debt. The Unsecured Term Loan will be junior to the Company's secured debt to the extent of the assets securing such debt and to all existing and future liabilities of its subsidiaries that do not guarantee the Unsecured Term Loan. Each of Dresser's direct and indirect wholly-owned domestic subsidiaries will guarantee the Unsecured Term Loan.
    The New Term Loan C will have the same maturity as the existing Term Loan B. In conjunction with the issuance of the New Term Loan C, the Company expects to modify certain of its covenants and related definitions.
    "We are refinancing the Senior Credit Facility to take advantage of favorable conditions in debt markets," stated James A. Nattier, Executive VP and CFO of Dresser, "as well as position ourselves to take advantage of growth opportunities, particularly in international markets."
    Dresser reaffirmed its previous fourth quarter 2003 guidance, with adjusted EBITDA, as defined in the Company's existing credit agreement, expected to be down slightly from the third quarter of 2003 and up significantly from the fourth quarter of 2002 (see "Notice relating to use of non-GAAP measures below). The Company also reported certain draft, unaudited balance sheet items. At the end of the fourth quarter of 2003, the Company's cash and cash equivalents totaled approximately $149 million and total debt was approximately $947 million, including senior debt of approximately $382 million. The Company will issue its audited year end 2003 financial results before the end of March.
    Headquartered in Dallas, Texas, Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Dresser has a widely distributed global presence, with over 7,500 employees and a sales presence in over 100 countries worldwide. The Company's website can be accessed at www.dresser.com.

    Notice relating to use of non-GAAP measures

    EBITDA as defined in our existing credit agreement ("Adjusted EBITDA") is a non-GAAP measure used by management to measure performance. The Company did not provide any guidance on GAAP results of operations, which may differ materially from the non-GAAP information provided herein.
    The Company believes that certain investors may find Adjusted EBITDA to be a useful tool for measuring a company's ability to service its debt. Adjusted EBITDA is also a metric used by our senior lenders under our credit agreement to determine if we are in compliance with loan covenants. As such, it may be important to investors to be aware of the same measure, as a default in a loan covenant could have significant consequences to the Company.
    Nevertheless, Adjusted EBITDA has distinct limitations as compared to a GAAP number such as net income. By excluding interest and tax payments, for example, an investor may not see that both represent a reduction in cash available to the Company. Likewise, depreciation and amortization, while non-cash items, represent generally the devaluation of assets that produce revenue for the Company. Adjusted EBITDA further excludes factors such as "...all extraordinary, unusual or nonrecurring charges, gains and losses (including, without limitation all restructuring costs...)" and "...Non-cash Charges less any non-cash items increasing Net Income for such period (other than normal accruals in the ordinary course of business)...". However, these are expenses that may recur and vary greatly and are difficult to predict. They can represent the effects of long-term strategies as opposed to short-term results. In addition, these expenses can represent the reduction of cash that could be used for other corporate purposes. Management compensates for these limitations by relying upon the GAAP results, and using the non-GAAP measures as supplements only.

    Safe Harbor Statement

    Certain statements made herein concerning anticipated future performance are forward-looking statements, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements as a result of a number of important factors. Representative examples of these factors include (without limitation) the cyclical nature of the industries served by the Company, which can be affected by factors outside the Company's control; the general economy; the demand for the Company's products and services; the amount of debt the Company must service; and completion of the Company's refinancing. This list of factors is not intended to be exhaustive. Additional information concerning relevant risk factors can be found in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the Securities and Exchange Commission.
    In addition, the 2003 financial information herein is based on draft, unaudited results, which are subject to changes that may be material, as the Company completes its 2003 audit.



Table 1: Projected Sources and Uses of Cash

Sources:
Existing Cash                                             $25.0
New Term Loan C                                           260.0
Senior Unsecured Term Loan                                100.0
                                                 ---------------
Total                                                    $385.0
Uses:
Refinance Term Loan B                                    $381.6
Fees and Expenses                                           3.0
Cash                                                        0.4
                                                 ---------------
Total                                                    $385.0




Table 2: Projected Debt Capitalization          As of Dec. 31, 2003
                                              ------------------------
                                               Estimated   Pro Forma
                                               ($millions) ($millions)
                                              ------------------------
Revolving Credit Facility (1)                         $-           $-
Term Loan B                                        381.6            -
New Term Loan C                                        -        260.0
                                              ----------- ------------
Senior Secured Debt                                381.6        260.0
New Senior Unsecured Term Loan                         -        100.0
                                              ----------- ------------
Senior Debt                                        381.6        360.0
Senior Subordinated Notes due 2011 (2)             555.0        555.0
Other Debt                                          10.4         10.4
                                              ----------- ------------
Total Debt                                        $947.0       $925.4

Notes:  (1) $100.0 million committed facility

        (2) includes $5.0 million bond premium

    CONTACT: Dresser, Inc.
             Stewart Yee, 972-361-9933
             stewart.yee@dresser.com